Exhibit 10.25

March 19, 2025

Thomas Shortt

Delivered via email

Re:	Equity Compensation

Dear Tom,

As you know, on January 14, 2025, Vroom, Inc. (the “Company”) emerged under a chapter 11 plan of reorganization under the U.S. Bankruptcy Code (the “Restructuring”) to move forward in a stronger financial position.

You are receiving this letter (“Letter Agreement”) because the Company has determined to grant you certain restricted stock unit awards (the “RSUs”) and stock options (the “Options” and, together with the RSUs, the “Awards”) under the Company’s 2020 Incentive Award Plan (as amended from time to time, the “2020 Plan”) in recognition of your contributions during this important time for the Company.

1.	Equity Awards. Subject to your continued service with the Company or a subsidiary thereof through the applicable date of grant and the Company obtaining the requisite board approvals:

a)	The Company will grant to you 287,949 RSUs and 259,400 Options, subject to the amended and restated 2020 Plan and the Company’s applicable forms of award agreement. Of the total RSUs, 143,974 will vest on the fourth anniversary of January 16, 2025 and 143,975 will vest on the fourth anniversary of January 17, 2025 (each of January 16, 2025 and January 17, 2025 being an “RSU Vesting Commencement Date,” as applicable) the Options will vest as to 25% on the first anniversary of the grant date and as to 75% in three ratable installments on each of the second, third and fourth anniversaries of the January 14, 2026, in each case subject to your continued service through the applicable vesting dates. The Options will be granted with a per share exercise price as follows: (a) 50% of the Option shall be granted with a per share exercise price equal to the $45.70, and (b) 50% of the Options shall be granted with a per share exercise price equal to $60.95; provided, that, no Options shall be granted with a per share exercise price that is less than the fair market value of a share of common stock on the date of grant.

b)	In the event of a Change in Control (as defined in the 2020 Plan) (which, for the avoidance of doubt, does not include the Restructuring) where the per share price received by the stockholders in connection with such Change in Control equals or exceeds $45.70, 100% of your outstanding unvested Awards will accelerate and vest as of such Change in Control.

c)	In the event your employment with the Company and its subsidiaries terminates without Cause or for Good Reason (each as defined on Appendix I hereto) (i) on or prior to the first anniversary of the applicable RSU Vesting Commencement Date with respect to the RSUs or the first anniversary of the grant date with respect to the Options, (A) 25% of the RSUs and (B) the number of Options which would have vested on the first anniversary of the grant date of the Options, shall accelerate and vest as of the date of such termination, or (ii) following the first anniversary of the applicable RSU Vesting Commencement Date with respect to the RSUs or the first anniversary of the grant date with respect to the Option, a pro-rated number of RSUs based on the number of full months you were employed during the vesting period and a pro-rated number of Options based on the number of full months you were employed since the immediately prior vesting date during the vesting period (for Options, the pro-ration is limited to next tranche and based on the number of months served since prior vesting date divided by 12), shall, in each case, accelerate and vest as of the date of such termination.

Notwithstanding anything to the contrary in any applicable award agreement, the post-termination exercise period of any vested Option held by you as of your termination without Cause or for Good Reason shall be extended through the original expiration date of such Option.

2.	Severance Plan. In addition, the parties hereto agree that notwithstanding anything to the contrary herein or in the Amended and Restated Vroom, Inc. Executive Severance Plan (the “Severance Plan”), (i) in the event your Termination Upon a Change in Control occurs during the applicable Change in Control Period (each as defined in the Severance Plan) immediately following the Restructuring, you hereby waive all rights to the benefits set forth under Section 5.2 of the Severance Plan; and (ii) in the event of your “Termination Upon a Change in Control” (as defined in the Severance Plan) at anytime in the future, Section 5.2(d) of the Severance Plan will not apply to the Awards, which shall instead be subject to the acceleration provisions described above in this Letter Agreement. Subject to the foregoing, notwithstanding any future amendments to or termination of the Severance Plan by the Company, in the event of your Separation from Service without Cause or for Good Reason, you will be eligible to receive severance benefits which are no less than those provided for in Section 4 of the Severance Plan (or, if such Separation from Service is a Termination Upon a Change in Control in respect of a future Change in Control, in Section 5 of the Severance Plan), in each case as in effect as of the date hereof, subject to your compliance with the applicable conditions in Section 4.2 or Section 5.2 of the Severance Plan, as applicable, including executing a release of claims to the extent one is provided by the Company. A copy of the Severance Plan is enclosed with this Letter Agreement as Appendix II (with all capitalized terms used and not defined in this section as defined therein).

You further acknowledge and agree that the Company or any applicable subsidiary thereof will be entitled to withhold from amounts to be paid to you hereunder any federal, state or local withholding or other taxes that the Company or such applicable subsidiary is required to withhold.

Neither this Letter Agreement, nor any modification thereof, nor the payment of any benefits shall be construed as giving you the right to be retained in the service or employ of the Company or any of its affiliates. The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder, and accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted and administered to be in accordance therewith.

This Letter Agreement shall be interpreted, construed, and governed according to the laws of the State of Delaware, without reference to conflicts of law principles thereof. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely,

/s/ Robert J. Mylod, Jr.
Robert J. Mylod, Jr.
Executive Chairman of the Board

I hereby acknowledge and agree to all of the terms and provisions of this Letter Agreement:

/s/ Thomas Shortt	3/20/2025
Thomas Shortt	Date

Appendix I

RSUs

If you are a participant in the Amended and Restated Vroom, Inc. Executive Severance Plan (as may be amended from time to time, the “Severance Plan”), “Cause” and “Good Reason” shall have the meanings set forth therein. If you are not a participant in the Severance Plan, “Cause” and “Good Reason” shall have the meanings set forth as follows:

“Cause” means the occurrence of any of the following: (1) your willful failure to substantially perform your duties to the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a notice of termination for Good Reason), after a written demand for performance is delivered to you by the Board of Directors or the Chief Executive Officer of the Company, which demand specifically identifies the manner in which the Board of Directors or the Chief Executive Officer of the Company believes that you have not performed your duties; (2) your commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company; (3) your commission of, including any entry by you of a guilty or no contest plea to, a felony or other crime involving moral turpitude; (4) a material breach by you of your fiduciary duty to the Company which results in reputational, economic, or other injury to the Company; or (5) your material breach of your obligation under a written agreement between the Company and you.

“Good Reason” means the occurrence of any of the following conditions without your informed written consent unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction):

1)	a material diminution in your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by you; or

2)	the Company’s material reduction in your base salary, as the same may be increased from time to time; or

3)	a material change in the geographic location of your principal location as of the Letter Agreement, which shall, in any event, include only a relocation of more than twenty-five (25) miles from such principal location; or

4)	any material breach of the Letter Agreement by the Company with respect to you.

Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (1) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by you to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

Appendix II

Severance Plan